Exhibit 10.18(c)

SECOND AMENDMENT

TO

AVIS BUDGET GROUP, INC. NON-EMPLOYEE DIRECTORS DEFERRED

COMPENSATION PLAN

Avis Budget Group, Inc. (“Avis”) adopted the Avis Budget Group, Inc. Non-Employee Directors Deferred Compensation Plan (formerly known as Cendant Corporation 1999 Non-Employee Directors Deferred Compensation Plan) (the “Plan”) and amended the Plan as of February 1, 2007. Avis now desires to further amend the Plan.

NOW, THEREFORE, the Plan is amended as follows, effective December 20, 2011:

1. Section 4(a) is amended to read as follows:

“Deferral of Compensation. Subject to such rules, regulations and procedures that Avis may establish from time to time, 50% of each Director’s annual retainer fees, as well as such other fees and payments determined by the Board of Directors or the Committee to be either mandatory or eligible for deferral from time to time (collectively, “Fees”) are automatically deferred into the Plan. Subject to the execution by a Director of a valid deferral election, Directors may elect to defer all, but not less than all, of their Fees into the Plan. Fees deferred into the Plan will be converted into a number of Avis Share Units. The number of Avis Share Units allocated to a Director’s account will be equal to the amount of Fees deferred into the Plan as of any given date (an “Allocation Date”), divided by the fair market value of Avis common stock, par value $0.01 per share (“Avis Stock”) as of the Allocation Date, subject to a maximum of 7,500 shares per quarter per Director. Once a Director reaches the 7,500 Avis Share Unit maximum for a quarter, the Director’s remaining deferred Fees will be distributed in cash immediately rather than deferred. For purposes of the Plan, fair market value shall equal the closing price per share of Avis Stock as of the applicable Allocation Date, or such other reasonable formula determined by the Committee. An Allocation Date will occur on each date upon which any Director would otherwise become entitle to receive all or any portion of any Fee, or as otherwise determined by the Committee. Each Avis Share Unit will be the equivalent of one share of Avis Stock.”

2. The phrase “sixty (60)” in Section 5 is substituted for the phrase “thirty-one (31)”.

3. The last sentence of Section 5 is amended as follows:

“No deferral election is required with respect to the 50% of Fees which are automatically required to be deferred into the Plan.”

IN WITNESS WHEREOF, Avis Budget Group, Inc. has caused these presents to be executed by its duly authorized representative this 20th day of December, 2011.

Avis Budget Group, Inc.

By:	/s/ Jean M. Sera